Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements of Continucare Corporation:
     (1) Form S-8 No. 333-44431;
     (2) Form S-8 No. 333-61246;
     (3) Form S-8 No. 333-119337; and
     (4) Form S-8 No. 333-146028;
of our report dated September 10, 2009, with respect to the consolidated financial statements of Continucare Corporation, and our report dated September 10, 2009, with respect to the effectiveness of internal control over financial reporting of Continucare Corporation in this Annual Report (Form 10-K) for the year ended June 30, 2009.

/s/ Ernst & Young LLP
Certified Public Accountants
Fort Lauderdale, Florida
September 10, 2009